Exhibit 99.B(d)(7)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Coho Partners, Ltd.

As of June 23, 2015, as amended June 23, 2016

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

New Covenant Funds

New Covenant Growth Fund

The fee for the Relative Value mandate (within New Covenant Growth Fund) will be calculated based on the average monthly value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average monthly value of the Assets of such other SEI mutual funds or accounts with similar mandates (i.e., Relative Value Equity) as the Sub-Adviser may now or in the future agree to provide investment advisory/sub-advisory services.

The Relative Value Equity mandate’s fee will be its pro rata portion of the total fee calculated as set forth below:

[Redacted]

As of effective date of this amendment the Relative Value Equity Funds are follows:

•                  SEI Catholic Values Equity Fund;

•                  SIMT Tax-Managed Large Cap Fund;

•                  SIMT Large Cap Fund;

•                  SIMT Large Cap Value Fund;

•                  SIIT Large Cap Diversified Alpha Fund; and

•                  New Covenant Funds New Covenant Growth Fund.

Agreed and Accepted:

SEI Investments Management Corporation	Coho Partners, Ltd.

By:	By:

/s/ William T. Lawrence	/s/ Glenn Dever

Name:	Name:

William T. Lawrence	Glenn Dever

Title:	Title:

Vice President	President